UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

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Subject: Upcoming vote on your CBIS investments

Hello,

We wanted to follow up on the recent communication you received from CBIS regarding proposed enhancements to your investments in the CRI Funds.

We have put together a series of memos and FAQs on these enhancements; these are linked below for your review. The materials contain all you need to know regarding the enhancements and how you, as a shareholder, submit your vote. You'll see in the voting instructions that you can vote via phone, online, or simply by sharing your affirmative vote via this e-mail thread.

If you haven't already, we encourage you to take a moment to review the materials and cast your vote.

At a high level, this proposal is focused on strengthening the Funds over the long term:

•	The CRI Small-Cap Fund would move to a more flexible, actively managed approach that expands the investment universe and introduces multiple experienced managers.
•	The Magnus Funds would add the ability to make timely adjustments to the mix of investments, helping to better manage risk and respond to changing market conditions.

These enhancements are designed to build on the existing structure of the Funds while maintaining the disciplined approach CBIS is known for.

You can review more details here:

•	CRI Magnus Funds
o	Portfolio Construction Memo
o	FAQ
•	CRI Small-Cap Fund
o	Portfolio Construction Memo
o	FAQ
•	Voting Instructions

If you've already submitted your vote, thank you. If not, please take a moment to review these materials and vote. If you would like to vote by replying all to this email please include the following details:

•	Shareholder's first and last name
•	Full address, including street, city, state, and zip code
•	Voting instruction (FOR, AGAINST, or ABSTAIN)
•	Indication on the Fund(s) you are voting on

If it would be helpful to talk anything through before voting, we are happy to connect.